news release

FOR IMMEDIATE RELEASE
Contact:
Amber Pringnitz
External and Public Relations Senior Manager
515.412.2306
apringnitz@fhlbdm.com

FHLB Des Moines President and CEO Kris Williams Announces Retirement

January 14, 2026 (DES MOINES, IOWA) – Kristina K. Williams, president and chief executive officer of the Federal Home Loan Bank of Des Moines (FHLB Des Moines or Bank), has announced her intention to retire in 2026. Ms. Williams has served in this position since January 2020.

The FHLB Des Moines Board of Directors (Board) has formed a succession committee and has retained an executive search firm to identify Ms. Williams’ successor. Ms. Williams will continue to lead the Bank until her successor is in place.

“Serving as CEO of the Federal Home Loan Bank of Des Moines has been the greatest professional honor of my career,” said Ms. Williams. “I have had the privilege of working alongside an exceptional team whose integrity, resilience and commitment to our members and their communities define who we are as a Bank. I am confident that the Bank is well positioned for the future.”

Karl Bollingberg, board chair and North Dakota member director said, “On behalf of the Board of Directors of FHLB Des Moines and its member institutions, I would like to sincerely thank Kris for her outstanding service to the Bank. Under Kris’ leadership the Bank has accomplished much, from improved operations to strong financial performance. We are grateful to Kris for her many contributions.”

# # #

The Federal Home Loan Bank of Des Moines is committed to strengthening communities, serving 13 states and three U.S Pacific territories as a member-owned cooperative. We work together with more than 1,200 member institutions to support affordable housing, economic development and community improvement.

FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.